     As filed with the Securities and Exchange Commission on April 6, 1998
                                                             File Nos. 33-62470
                                                                      811-07704

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                  FORM N-18F-1

                NOTIFICATION OF ELECTION TO RULE 18F-1 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                              SCHWAB CAPITAL TRUST


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                           (Exact Name of Registrant)

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record subject to the limits set forth in Rule 18f-1 under the Investment Company Act of 1940 with respect to those series of the Registrant that commenced operations prior to the August 15, 1996 and the following series: Schwab Asset Director - Aggressive Growth Fund. It is understood that this election is irrevocable to all such series of the Registrant (but is inapplicable to any other series of the Registrant unless a future election is made for such other series of the Registrant prior to the date such other series commences operations) while such Rule is in effect the Commission by order upon application permits the withdrawal of this Notification of Election.

                                   SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on the 6th day of April, 1998.

                                       SCHWAB CAPITAL TRUST

                                       By: /s/ Tom D. Seip
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                                           Tom D. Seip*
                                           President

*By: Alan G. Priest
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     Alan G. Priest, Attorney-in Fact pursuant to a
     Power of Attorney previously filed with the Commission.